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EXHIBIT 3.35

OPERATING AGREEMENT
OF
APCOA BRADLEY PARKING COMPANY, LLC
A CONNECTICUT LIMITED LIABILITY COMPANY

February 3, 2000

ARTICLE I

DEFINITIONS

        The following terms used in this Operating Agreement shall have the following meanings, unless otherwise expressly provided herein:

        Section 1.1.    "Articles of Organization"    shall mean the Amended and Restated Articles of Organization of APCOA Bradley Parking Company, LLC as filed with the Secretary of the State of Connecticut on April 3, 2000, as the same may be amended from time to time.

        Section 1.2.    "Capital Contribution"    shall mean any agreed contribution to the capital of the Company in cash, property or services by a Member, whenever made.

        Section 1.3.    "Code"    shall mean the Internal Revenue Code of 1986 and/or corresponding provisions of subsequent superseding federal revenue laws as amended or superseded from time to time.

        Section 1.4.    "Connecticut Act"    shall mean the Connecticut Limited Liability Company Act, Public Act 93-267, as amended or superseded from time to time.

        Section 1.5.    "Company"    shall mean APCOA Bradley Parking Company, LLC.

        Section 1.6.    "Entity"    shall mean a general partnership, a limited partnership, a domestic or foreign limited liability company, a trust, an estate, an association, a corporation or any other legal or commercial entity.

        Section 1.7.    "Majority Interest"    shall mean one or more interests of Members which taken together exceed Fifty Percent (50%) of the aggregate of total Company Interests.

        Section 1.8.    "Member"    shall mean each of the parties who executes a counterpart of this Operating Agreement as a Member and each of the parties who may hereafter become a Member as permitted herein. To the extent an Officer has acquired a Membership Interest in the Company, he shall have all the rights of a Member with respect to such Membership Interest, and the term "Member" as used herein shall include an Officer to the extent he has acquired such Membership Interest in the Company. If a Person is a Member immediately prior to the purchase or other acquisition by such Person of an economic interest, such Person shall have all the rights of a Member with respect to such purchased or otherwise acquired Membership Interest or economic interest, as the case may be.

        Section 1.9.    "Membership Interest"    shall mean a Member's entire interest in the Company, including such Member's economic interest and the right to participate in the management of the business and affairs of the Company, including the right to vote on, consent to, or otherwise participate in any decision or action of or by the Members granted pursuant to this Operating Agreement or the Connecticut Act.

        Section 1.10.    "Operating Agreement"    shall mean this Operating Agreement as originally executed and as amended from time to time as provided herein.

        Section 1.11.    "Person"    shall mean an individual or Entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such "Person" where the context so permits.

ARTICLE II

FORMATION OF COMPANY

        The Company was formed as a limited liability company under the Connecticut Act by the filing of its Amended and Restated Articles of Organization with the Secretary of the State of Connecticut on April 3, 2000.

ARTICLE III

BUSINESS OF COMPANY

        The business of the Company shall be as set forth in its Articles of Organization.

ARTICLE IV

NAME AND ADDRESS OF MEMBER

        The name and address of the sole Member of the Company is APCOA/ Standard Parking, Inc., 900 North Michigan Avenue, Suite 1600, Chicago, Illinois 60611.

ARTICLE V

RIGHTS AND DUTIES OF MANAGERS

        Section 5.1.    Management.

        (a)  The business and affairs of the Company shall be managed by its managers who shall also be Officers, consisting of a President and a Secretary. The President shall direct, manage and control the business of the Company to the best of his ability. Except for situations in which the approval of the Member is expressly required by this Operating Agreement or by nonwaivable provisions of applicable law, the President shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company's businesses.

        Section 5.2.    Number, Identity, Tenure and Qualifications of Officers.    The Company shall initially have two (2) Officers, a President and a Secretary. The President shall be James A. Wilhelm, and the Secretary shall be Robert N. Sacks.

        Each Officer shall hold office until his successor shall have been appointed or elected and qualified or such earlier time as he may resign or be removed as provided herein. The Officers shall be appointed or elected by the Member.

        Section 5.3.    Certain Powers of the President.    Without limiting the generality of Section 5.1, the President shall have power and authority on behalf of the Company:

        (a)  to acquire property from any Person as the President may determine;

        (b)  to borrow money for the Company from banks, lending institutions, President, or affiliates of the President on such terms as the President deems appropriate, and in connection therewith, to mortgage, hypothecate, encumber and grant security interests in the assets of the Company to secure repayment of the borrowed sums;

        (c)  to purchase liability and other insurance to protect the Company's property and business;

        (d)  to hold and own any Company real and/or personal properties in the name of the Company;

        (e)  to invest any company funds temporarily (by way of example but not limitation) in time deposits, short-term governmental obligations, commercial paper or other investments;

        (f)    to sell or otherwise dispose of all or substantially all of the assets of the Company as part of a single transaction or plan;

        (g)  to execute on behalf of the Company all instruments and documents, including, without limitation: checks; drafts; notes and other negotiable instruments; mortgages or deeds of trusts; security agreements; financing statements; documents providing for the acquisition, mortgage or disposition of the Company's property; assignments; bills of sale; leases; partnership agreements; operating agreements of other limited liability companies; and any other instruments or documents necessary or appropriate in the opinion of the President, to the business of the Company;

        (h)  to employ accountants, legal counsel, managing agents or other experts to perform services for the Company and to compensate them from Company funds;

        (i)    to enter into any and all other agreements on behalf of the Company, with any other Person for any purpose, in such forms as the President may approve; and

        (j)    to do and perform all other acts as may be necessary or appropriate to the conduct of Company business.

        Unless authorized to so do by this Operating Agreement or by written authorization of the President of the Company, no attorney-in-fact, employee or other agent of the Company shall have any power or authority to bind the Company in any way, to pledge its credit or to render it liable for any purpose.

        Section 5.4.    Bank Accounts.    The President and Secretary or another Person designated by either of them may from time to time open bank accounts in the name of the Company.

        Section 5.5.    Liability and Indemnity of Officers.    No Officer shall be liable to the Company for monetary damages for breach of such Officer's duties provided for in this Operating Agreement to the fullest extent permitted by law. In accordance with the Connecticut Act, the Company shall indemnify the Officer from and against any claim by any third party seeking monetary damages against such Officer arising out of the good faith performance by the Officer of his duties.

ARTICLE VI

RIGHTS AND OBLIGATIONS OF MEMBERS

        Section 6.1.    Limitation of Liability.    Each Member's liability shall be limited as set forth in this Operating Agreement, the Connecticut Act and other applicable law.

        Section 6.2.    Approval of Sale of All Assets.    The Members shall have the right, by the affirmative vote or written consent of Members holding a Majority Interest of all Membership Interests to approve the sale, exchange or other disposition of all, or substantially all, of Company assets which is to occur as part of a single transaction or plan.

ARTICLE VII

ADDITIONAL MEMBERS

        From the date of the formation of the Company, any person or entity acceptable to the President may become a Member in the Company either by the issuance by the Company of Membership

Interests for such consideration as the President shall determine, or as a transferee of a Member's Membership Interest or any portion thereof, subject to the terms and conditions of this Operating Agreement. The President shall promptly amend, or cause the amendment of Article IV of this Operating Agreement to properly reflect the names and addresses of new Members. No new Members shall be entitled to any retroactive allocation of profits, losses, income or expense deductions incurred by the Company. The President may, at his option, at the time a Member is admitted, close the Company books (as though the Company's tax year had ended) or make pro-rata allocations of profits, losses, income and expense deductions to a new Member for that portion of the Company's tax year in which a Member was admitted in accordance with the provisions of Section 706(d) of the Code and the Treasury Regulations promulgated thereunder.

ARTICLE VIII

DISSOLUTION AND TERMINATION

        Section 8.1.    Dissolution.

        (a)  The Company shall be dissolved and its affairs shall be wound up upon the happening of any of the first to occur of the following:

          (i)    by the written consent of Members holding a Majority Interest of Membership Interests; or

          (ii)  by an event of dissociation of a Member, unless the business of the Company is continued by the written consent of remaining Members holding a Majority Interest within ninety (90) days after the event of dissociation; and

          (iii)  by the entry of a decree of final dissolution under the Connecticut Act.

        (b)  As soon as possible following the occurrence of any of the events specified in this Section effecting the dissolution of the Company, the President shall proceed to wind up the Company business in accordance with the Connecticut Act.

ARTICLE IX

MISCELLANEOUS PROVISIONS

        Section 9.1.    Application of Connecticut Law.    This Operating Agreement, and the application or interpretation hereof, shall be governed exclusively by its terms and by the laws of the State of Connecticut, and specifically the Connecticut Act.

        Section 9.2.    Amendments.    This Operating Agreement may not be amended except by the written agreement of Members holding a Majority Interest of all Membership Interests.

        Section 9.3.    Execution of Additional Instruments.    Each Member hereby agrees to execute such other and further statements of interest and holdings, designations, powers of attorney and other instruments necessary to comply with any laws, rules or regulations.

        Section 9.4.    Construction.    Whenever the singular number is used in this Operating Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

        Section 9.5.    Waivers.    The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Operating Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

        Section 9.6.    Rights and Remedies Cumulative.    The rights and remedies provided by this Operating Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

        Section 9.7.    Severability.    If any provision of this Operating Agreement or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Operating Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

        Section 9.8.    Creditors.    None of the provisions of this Operating Agreement shall be for the benefit of or enforceable by any creditors of the Company.

        Section 9.9.    Counterparts.    This Operating Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the undersigned members have hereunto set their hands or caused this instrument to be executed as of the 3rd day of February, 2000.

APCOA BRADLEY PARKING COMPANY, LLC
By:	APCOA/Standard Parking, Inc., sole Member
By:
James A. Wilhelm Its Senior Executive Vice President, Chief Operating Officer Duly Authorized

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  EXHIBIT 3.35
OPERATING AGREEMENT OF APCOA BRADLEY PARKING COMPANY, LLC A CONNECTICUT LIMITED LIABILITY COMPANY February 3, 2000
ARTICLE I DEFINITIONS
ARTICLE II FORMATION OF COMPANY
ARTICLE III BUSINESS OF COMPANY
ARTICLE IV NAME AND ADDRESS OF MEMBER
ARTICLE V RIGHTS AND DUTIES OF MANAGERS
ARTICLE VI RIGHTS AND OBLIGATIONS OF MEMBERS
ARTICLE VII ADDITIONAL MEMBERS
ARTICLE VIII DISSOLUTION AND TERMINATION
ARTICLE IX MISCELLANEOUS PROVISIONS